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                                                                    Exhibit 10.5

                                        November 13, 1998



Mr. Steve Fisher
425 King of Prussia Road
St. Davids, PA 19087

Dear Steve:

         We are happy to welcome you as Entercom's Senior Vice President and Chief Financial Officer and are looking forward to a long and mutually beneficial association with you.

         This letter will serve as a memorandum of our agreement concerning the terms of you employment which is to be effective November 16, 1998 and continuing through December 31, 2000 except that the Company may terminate this agreement at any time for cause. This agreement shall automatically renew from year to year thereafter, unless either party gives at least 120 days prior written notice of its election to either terminate or to renegotiate the terms of this agreement at the end of the original or any then current renewal term; except that, if there is a "Change of Control" of the Company (as defined in the Company's S-1 Registration Statement filed with the SEC) and your employment hereunder is terminated within one year after such Change of Control, then in connection with such termination you will be entitled to either an additional sixty (60) days prior written notice of termination or in lieu thereof the Company may pay you severance in an amount (at your then current salary rate) which will compensate you for any portion of such additional sixty (60) days notice which is not provided.

         Commencing effective November 1, 1998 and so long as you are performing the duties set forth herein, you will be paid a base semi-monthly salary of $10,416.67 (annual rate of $250,000), as may be adjusted as provided below, plus incentive compensation as hereinafter provided. Effective each January 1st, starting in 2000 such salary shall be increased by the percentage increase in the Consumer Price Index for all Urban Consumers ("CPI-U") as published by the U.S. Department of Labor for the immediately preceding November compared to the CPI-U for the month of November one year earlier.

         In addition, you will be eligible for the following:

         (a) ANNUAL INCENTIVE BONUS. You will be eligible for an annual cash bonus of up to $100,000 as of end of each fiscal year of the Company. The amount of such bonus will be determined in the sole discretion of the CEO of the Company or the Compensation Committee of the Board of Directors based on a review of the Company's performance and your performance during the fiscal year then ended. You must work through the end of the fiscal year to be eligible for the bonus for that year and the bonus will be determined and then paid after the completion of the financial statements for the fiscal year in question.
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         (b) STOCK OPTIONS. In the event the Company consummates the planned
Initial Public Offering ("IPO") of its Class A Common Stock and subject to the approval of the Compensation Committee of the Board of Directors, you will be awarded options under the Entercom 1998 Equity Compensation Plan to purchase Class A Common Stock totaling $600,000 in value at the IPO price. Such options will have a ten-year term, will vest 25% per year at the end of each of the first four years following the award and will contain such other terms as determined by the Compensation Committee of the Board of Directors. You will also be eligible for future discretionary awards of options by the Compensation Committee.

         You will be provided with the use of a Company automobile to be selected by the Company. You will be responsible for gas for this automobile and the Company will be responsible for all repairs, maintenance and insurance for this automobile. In lieu thereof, you may elect a car allowance of $750 per month.

         You will be eligible to participate in the Company's 401(k) Plan and you will be provided with coverage under the Company's life insurance and LTD insurance plans and any other benefits generally available to officers of the Company, and you and your dependents will be provided with coverage under the Company's major medical and dental insurance plans.

         As Senior Vice President and Chief Financial Officer you will be responsible for the general management and supervision of the fiscal affairs of the Company and discharge such other duties as may from time to time be assigned by the Board of Directors, the CEO or the President of the Company. As part of such duties and responsibilities, you shall see that a full and accurate accounting of all financial transactions of the Company is made, oversee the investment and reinvestment of the capital funds of the Company, cooperate in the conduct of the annual audit of the Corporation's financial records and manage the relationships with the Company's lenders and investors.

         If is of course essential that you maintain strict adherence to all of the rules and regulations of the Federal Communications Commission ("FCC") in all facets of your duties to protect the Company's FCC licenses. Please see that you familiarize yourself thoroughly with these rules and regulations and if you have any questions at any time feel free to consult with the appropriate corporate officer or advisor.

         Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation business plans, acquisition strategy, research, consulting reports, computer programs and sales, technical, financial and programming practices and data which you agree will be held in the strictest confidence at all times. All trade secret, copyright, trademark and/or other intellectual property rights of any kind developed while this agreement is in effect which relate to the Company's business or to your duties hereunder shall be considered a "work for hire" and shall be and remain the sole and exclusive property of the Company and you shall, to the extent deemed necessary or desirable by the Company, cooperate and
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assist the Company in assigning to the Company and perfecting, filing and recording any such rights in the name of the Company.

         You agree that you will devote your full time and best efforts to the Company's business and will not accept any outside employment without the prior written consent of the Company.

         It is further understood and agreed that so long as you are employed by the Company and for a period of one year thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or planned business activities of the Company, including without limitation, any audio programming, production, engineering, promotion or broadcasting regardless of the method of its delivery, which methods include, without limitation, AM, FM, satellite, PCS, cable, Internet, or any other means. The foregoing notwithstanding, if the Company either (i) elects to terminate your employment for reasons other than cause or
(ii) offers you a salary and bonus package which is lower than your then current package in connection with an election by the Company to renegotiate the terms of this agreement and your employment terminates due to a failure to reach agreement on a lower salary and bonus package, then in either such event the length of the foregoing covenant against competition shall be reduced to the period following the termination of your employment which is the sum of: (a) any period of notice provided for in this agreement for which you are given payment in lieu thereof; (b) the time equivalent, at your ten current base salary rate, of any additional payments made to you in connection with such termination; and
(c) three (3) months.

         In addition it is understood and agreed that for the one year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of their termination of your employment or at any time within the 90 days prior thereto. In the event that any such person shall be employed in a position under your direct or indirect supervision within such one year period without the Company's express prior written permission, it shall be conclusively presumed that this restriction has been violated.

         You agree that a material portion of the compensation to be paid to you hereunder is consideration for the restrictions contained in the two preceding paragraphs and that for purposes of this letter the "Company" includes Entercom Communications Corp., any subsidiaries and affiliates under common control with Entercom Communications Corp. and any successors thereto.

         In making this agreement you represent and warrant that you are free to enter into and perform this agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every team and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or
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after the term hereof, any act in derogation of or inconsistent with the obligations under this agreement.

         If the foregoing accurately reflects the agreement between us please sign a copy as indicated at the foot hereof and return to me.

         With all best wishes.

                                              Sincerely,


                                              /s/ Joseph M. Field
                                              Joseph M. Field, Chairman & CEO


                                              /s/ David J. Field
                                              David J. Field, President & COO


Agreed this 13th day of November, 1998

By:       /s/ Steve Fisher
          --------------------------
              Steve Fisher